UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 14, 2016

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-205960 (1933 Act)	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 14, 2016, we acquired Mint Hill MOB from HSRE-Mint Hill, LLC, an unaffiliated third party, for $21,000,000, plus closing costs. We financed the purchase of Mint Hill MOB using cash proceeds from our initial public offering and borrowings under our revolving line of credit with Bank of America, N.A. and KeyBank, National Association. In connection with the acquisition of Mint Hill MOB, we paid to Griffin-American Healthcare REIT IV Advisor, LLC, our advisor, a base acquisition fee of approximately $473,000 or 2.25% of the contract purchase price of Mint Hill MOB. Additionally, as described more fully in the prospectus for our initial public offering, we have accrued for a contingent advisor payment of approximately $473,000, or 2.25% of the contract purchase price of the property, which shall be paid to our advisor, subject to the satisfaction of certain conditions.

Mint Hill MOB is a three-story medical office building located in Mint Hill, North Carolina that consists of approximately 58,000 square feet and is currently 100% leased to two tenants, Carolinas Physicians Network, Inc. and The Charlotte-Mecklenburg Hospital Authority, both of which are affiliates of the Carolinas HealthCare System. Medical services provided at Mint Hill MOB include allergy, biorepository, cardiology, dermatology, endocrinology, gastroenterology, pulmonary and critical care, sleep medicine, sports medicine, telemedicine and urgent care.

On November 18, 2016, American Healthcare Investors, LLC, one of our co-sponsors and the managing member of our advisor, issued a press release announcing our acquisition of Mint Hill MOB. A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	American Healthcare Investors, LLC Press Release, dated November 18, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.
November 18, 2016
By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	American Healthcare Investors, LLC Press Release, dated November 18, 2016